CONSULTING AGREEMENT

This Agreement ("Agreement") is made and effective February 1, 2010, by and between BlueWater Advisory Group, LLC., ("Consultant") and Caleco Pharma Corp., a Nevada Corporation (Caleco).

Now, therefore, Consultant and Caleco agree as follows:

1. Caleco shall retain the services of BlueWater Advisory Group, as investor relations consultant, to include the following:
   a. In consultation with management and the board of directors of Caleco, determine appropriate strategic investment thesis which will serve to guide the development of Caleco's financial marketing, outreach and visibility enhancement program for Caleco's publicly traded shares in order to facilitate an orderly market and bring activity to the market for the company's shares
   b. Drafting of an executive summary / corporate profile for use in generating interest in the company's publicly traded shares and for use in raising additional capital to fund the company's next stage of development
   c. Development and implementation of a complete investor relations campaign to include:
      i. News release timeline and news releases
         1. Drafting of news releases to be crafted in an iterative fashion in concert with executive officers of the company and/or their designees
      ii. Drafting of copy for the company website that incorporates the investment thesis, especially the "Investor Section" of website
      iii. Creation and scheduling of media opportunities in appropriate trade and financial publications including online and blog opportunities
   d. Introduction to accredited investors experienced in early stage, micro-cap investing
   e. Creation of a "Top 10 Alternative Health and Wellness Stocks" website
      i. Interviews with respected managers and industry representatives, to include Caleco management
      ii. Develop and implement tactics to drive early stage investors to site
   f. Ongoing updates and reports relating to corporate developments and dissemination of same

2. Consultant shall provide services to Caleco pursuant to this Agreement for a term commencing on the date of this Agreement and ending upon termination by either party.

3. Caleco shall pay Consultant a $3,500.00 per month fee plus all out-of-pocket expenses incurred by consultant in direct relation to this agreement. Consultant shall also receive 300,000 shares of 144 stock from Caleco, certificate to be delivered within 30 days of date of engagement.

BQC 1/27/10

JM 1/27/10

4. Consultant shall not, without the prior written consent of Caleco, disclose to anyone any Confidential Information. "Confidential Information" for the purposes of this Agreement shall include Caleco' proprietary and confidential information such as, but not limited to, customer lists, business plans, marketing plans and financial information. Confidential Information shall not include any information that: (A) Is disclosed by Caleco without restriction, (B) Becomes publicly available through no act of Consultant or (C) Is rightfully received by Consultant from a third party. Consultant has signed a Non Disclosure Agreement, which is integrated by reference into this Agreement.

5. This Agreement may be terminated by either party at any time for any reason, by providing the other party with written notification of such termination. Termination shall become effective upon the later of the date of actual receipt of such notice or five (5) calendar days after deposit of such notice in the U.S. mail, first class postage prepaid, addressed to the other party. The date of deposit in the U.S. mail shall be determined by the postmark or cancellation date. The monthly fee payment obligations of Caleco shall be paid to Consultant prorate of the elapsed time.

6. Consultant is and throughout this Agreement shall be an independent contractor and not an employee, partner or agent of Caleco. Consultant shall not be entitled to nor receive any benefit normally provided to Caleco' employees such as, but not limited to, vacation payment, retirement, health care or sick pay. Caleco shall not be responsible for withholding income or other taxes from the payments made to Consultant. Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement.

7. Unless otherwise agreed to by Caleco in advance, Consultant shall be solely responsible for procuring, paying for and maintaining any computer equipment, software, paper, tools or supplies necessary or appropriate for the performance of Consultant's services hereunder.

8. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

9. The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

10. This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

11. Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by recognized overnight courier service.

12. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, shall remain in full force and effect as if such invalid or unenforceable term had never been included.

JM 1/29/10

Bge 1/27/10

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

BlueWater Advisory Group, LLC ("Consultant ")
Two Skyline Circle
Santa Barbara, CA 93109

1/27/10

Bryan G. Crane, Managing Director

Caleco Pharma Corp. ("Caleco")
Suite 401-103 E. Holly Street
Bellingham, WA 98225

John Boschert, President & CEO